EXHIBIT 21

                       SUBSIDIARIES OF THE REGISTRANT


    New Plan Realty Trust, the Registrant.

    New Plan Securities Corp., a New York corporation.

    New Plan Realty of Alabama, Inc., an Alabama corporation.

    Avion Service Corp., a Pennsylvania corporation.

    New Plan Realty of Kingsport, Inc., a Tennessee corporation.

    New Plan Factory Malls, Inc., a Delaware Corporation

    New Plan of Tara, Inc., a Delaware Corporation

    New Plan of Fashion Corners, Inc., a Delaware Corporation

    New Plan Disbursing Corp., a Delaware Corporation

    New Plan Realty of Louisiana, Inc., a Delaware Corporation

    New Plan of Tennessee, Inc., a Delaware Corporation

    New Plan Realty of Louisiana, L.P., a Delaware limited partnership

    New Plan of Waterford Place, L.P., a Delaware limited partnership

    New Plan of Tennessee, L.P., a Delaware limited partnership

    New Plan of New Garden, Inc., a Delaware corporation